ADDENDUM TO SECOND AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Addendum to Second Amended and Restated Executive Employment Agreement (this “Addendum”) is made as of the 27th day of August, 2007 by and between Mobilepro Corp., a Delaware corporation (the “Company”), and Jay O. Wright (“Executive”).

WHEREAS, the Company and the Executive are parties to that certain Second Amended and Restated Executive Employment Agreement dated as of June 6, 2005 (“Original Agreement”), which states the terms and conditions of the Executive’s employment as President and Chief Executive Officer of the Company; and

WHEREAS, the Company and Executive wish to amend certain provisions of the Original Agreement, primarily various compensation provisions, in light of the Company’s sale of its various businesses and focus on a new direction for the Company.

NOW, THEREFORE, in consideration of the foregoing recitals and the representations, covenants and terms, the parties hereto hereby agree to amend the Original Agreement as follows:

Section 1. Amendment to Section 1. Section 1 of the Original Agreement is hereby amended to extend the term of the Agreement through June 30, 2008.

Section 2. Amendment to Section 2. Section 2 of the Original Agreement is hereby amended as follows:

2.	Compensation and Benefits

(a)
Salary. During the Employment Period, the Company shall pay to Executive, as compensation for the performance of his duties and obligations under this Agreement, a base salary during the remainder of 2005 of Two Hundred Ten Thousand Dollars ($210,000), during 2006, Two Hundred Forty Thousand Dollars ($240,000), during 2007, Two Hundred Seventy Thousand Dollars ($270,000) and during 2008 Two Hundred Forty Thousand Dollars ($240,000). The base salary may be increased at the discretion of the Board but shall not be reduced during the term hereof without the consent of Executive.

(b)
Bonus. During the Employment Period, Executive shall be entitled to a bonus during fiscal 2008 and the first quarter of fiscal 2009 for achieving three, four or five of the following goals (the “New Direction Goals”) for the Company: (i) closing of the sale of the CLEC subsidiaries to USA Telephone; (ii) eliminating the Company’s existing debt to Yorkville Advisors, LLC (f/k/a Cornell Capital Partners, LP); (iii) closing of the sale(s) of at least 80% of the telephones of Davel Communications; (iv) elimination of the debt of Kite Broadband, LLC and Kite Networks, Inc. from the Company’s balance sheet, including any guaranties related thereto; and (v) completing an acquisition into a new line of business, which acquisition shall have received board approval. Executive shall receive a cash bonus of $20,000 for achieving three of the above five New Direction Goals, $50,000 for achieving four of the above five goals and $100,000 for achieving all five goals, such bonus to be paid upon achievement of such goals provided that the Company’s cash position allows such payment. The Board shall have the discretion to award an additional bonus of up to $100,000 to Executive based on the Board’s judgment in its sole discretion. This bonus shall not affect any bonus previously earned.

(c)
Equity. As partial consideration for entering into the Original Agreement, the Company hereby grants Executive a warrant in the form attached hereto as Exhibit 1 to acquire five million (5,000,000) shares of the Company’s common stock, par value $.001 per share (the “Warrant Shares”) at an exercise price of $0.22 per share to vest ratably over thirty-two (32) months between April 2005 and December 2007 or immediately if Executive’s employment is terminated without cause or for good reason (as described in Section 4 hereof) or due to a change in control, sale of a majority of the common stock or substantially all of the assets of the Company or merger of the Company into or with another company (unless such company is less than ninety percent (90%) of the size (measured by market value) of the Company) or reverse merger with another company. In addition, Executive shall be entitled to the following Warrant Shares for achieving the New Direction Goals: three million (3,000,000) Warrant Shares of the Company’s common stock at an exercise price of $.0075 per share to vest immediately upon the closing of the sale of the CLEC subsidiaries to USA Telephone; two million (2,000,000) Warrant Shares of the Company’s common stock at an exercise price of $.0075 per share to vest immediately upon eliminating the Company’s debt to Yorkville Advisors, LLC (f/k/a Cornell Capital Partners, LP); two million (2,000,000) Warrant Shares of the Company’s common stock at an exercise price of $.0075 per share to vest immediately upon the closing of the sale of at least 80% of the telephones of Davel Communications; one million (1,000,000) Warrant Shares of the Company’s common stock at an exercise price of $.0075 per share to vest immediately upon elimination of the debt of Kite Broadband, LLC and Kite Networks, Inc. from the Company’s balance sheet, including any guaranties related thereto; and two million (2,000,000) Warrant Shares of the Company’s common stock at an exercise price of $.0075 per share to vest immediately upon completing an acquisition into a new line of business, which acquisition shall have received Board approval . These warrants are in addition to the warrant(s) to acquire fifteen million one hundred eighty two thousand five hundred (15,182,500) Warrant Shares which have already vested. The Warrant Shares granted hereunder must be exercised by the tenth anniversary of the date of vesting or shall be forfeited by Executive. All Warrant Shares granted hereunder shall have a “cashless” exercise provision which enables Executive to give up a portion of his Warrant Shares in order to exercise others without paying cash for them. Further, the number, kind and strike price of the stock Warrant Shares granted hereunder shall be appropriately and equitably adjusted to reflect any stock dividend, stock split, spin-off, split-off, extraordinary cash dividend, recapitalization, reclassification or other major corporate action affecting the stock of the Company to the end that after such event Executive’s proportionate interest in the Company shall be maintained as before the occurrence of such event. Executive shall also receive payment of any cash dividend, stock dividend or other distribution declared and paid by the Company as if Executive had already exercised all of his Warrant Shares, including unvested Warrant Shares.

Section 3. Amendment to Section 5. Section 5 of the Original Agreement is hereby amended as follows:

5.	Consequences of Termination

(a)
Without Cause, due to a Change of Control or for Good Reason. In the event of a termination of Executive’s employment during the Employment Period by the Company other than for Cause pursuant to Section 4(f) or by Executive for Good Reason pursuant to Section 4(b) (e.g., due to a Change of Control of the Company, where Change of Control means:  (i) the acquisition (other than from the Company) in one or more transactions by any Person, as defined in this Section 5(a), of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 50% or more of (A) the then outstanding shares of the securities of the Company, or (B) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Company Voting Stock”); (ii) the closing of a sale or other conveyance of all or substantially all of the assets of the Company; or (iii) the effective time of any merger, share exchange, consolidation, or other business combination of the Company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held the Company Voting Stock; provided, however, that a Change of Control shall not include a public offering of capital stock of the Company. For purposes of this Section 5(a), a “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than: employee benefit plans sponsored or maintained by the Company and corporations controlled by the Company, the Company shall pay Executive (or his estate) and provide him with the following:

(i)	Lump-Sum Payment. A lump-sum cash payment, payable ten (10) days after Executive’s termination of employment, equal to the sum of the following:

(A)	Salary. The equivalent of the remaining term of this Agreement as amended by this Addendum (the “Severance Period”) of Executive’s then-current base salary; plus

(B)
Earned but Unpaid Amounts. Any previously earned but unpaid salary through Executive’s final date of employment with the Company, and any previously earned but unpaid bonus amounts prior to the date of Executive’s termination of employment. Additionally, if, by June 30, 2008, at least 3 of the 5 New Direction Goals have been met, then on June 30, 2008, an additional bonus equal to that which Executive would have been entitled if still employed shall be paid.

(C)
Equity. All Warrant Shares vested at time of termination shall be retained by Executive. All unvested Warrant Shares shall immediately vest and be retained by Executive. Executive shall have the benefit of the full ten year option period to exercise such Warrant Shares.

Section 4. Effect of Addendum. Except as amended hereby, the Original Agreement shall continue in full force and effect.

Section 5. Governing Law. This Amendment shall be governed by and construed under the laws of the State of Delaware.

Section 6. Titles and Subtitles. The titles of the sections and subsections of this Addendum are for convenience of reference only and are not to be considered in construing this Addendum.

Section 7. Counterparts. This Addendum may be executed in counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Addendum to Employment Agreement as of the date written above.

JAY O. WRIGHT	MOBILEPRO CORP.

/s/ Jay O. Wright	/s/ Donald Sledge
By: Donald Sledge
Its: Board Member

Exhibit 1

WARRANT